Exhibit 99.1

Investor information:
David Green
President
Harvard Bioscience, Inc.
Phone: (508) 893-8999
Email: dgreen@harvardbioscience.com

HARVARD BIOSCIENCE ACQUIRES SELECTED ASSETS OF HOEFER 1-D
ELECTROPHORESIS BUSINESS FROM AMERSHAM BIOSCIENCES

HOLLISTON, Mass– 24 November, 2003 – Harvard Bioscience, Inc., (Nasdaq: HBIO) today announced the acquisition by Harvard Bioscience of certain assets and liabilities of the one-dimensional electrophoresis business of Amersham Biosciences (SF) Corp., including the Hoefer brand name under which the acquired business has generally been conducted, for approximately $5.3 million in cash.

Harvard Bioscience has the rights to apply the Hoefer brand across its offerings, including its existing lines of electrophoresis products.  Amersham Biosciences will retain its two-dimensional electrophoresis product lines which include the Multiphor, IPGPhor and the DALT systems as well as a range of consumables for electrophoresis. These products will be sold under the Amersham Biosciences brand.

Harvard Bioscience and Amersham Biosciences have also entered into a long-term, global distribution agreement for a minimum of five years with an option to renew longer-term, whereby Amersham Biosciences will continue to distribute and support one-dimensional electrophoresis products manufactured by Harvard Bioscience under the Amersham Biosciences brand.  Additionally, Harvard Bioscience will develop new products for Amersham Biosciences, with Amersham Biosciences committing to certain purchase volumes during the first three years.

“This agreement reflects our strategy of focusing our development and manufacturing areas of Discovery Systems where we see the most promise.  This agreement enables us to focus our proteomics area on sample preparation, protein expression and protein identification as part of the Ettan design for integrated, high-throughput proteomics, while also providing a more cost effective way of offering our customers access to one-dimensional electrophoresis offerings,” said Andrew Carr, Ph.D., President Discovery Systems, Amersham Biosciences.

The new Hoefer business will be managed for Harvard Bioscience by Hugh Douglas, who has been with the Hoefer product lines since 1979.  Mr. Douglas will report to David Parr, Managing Director of Harvard Bioscience’s Biochrom business.

David Parr commented, “Hoefer is a well known name in electrophoresis.  Buying this business strengthens both us and Amersham.  We get continued distribution through Amersham plus the chance to build our own business under the Hoefer name, while Amersham gets a flow of existing and new products to sell to their customer base without the need to invest in manufacturing and R&D.  I expect to work closely with Hugh and his team to build Hoefer into a leading molecular biology business.”

David Green, President of Harvard Bioscience added, “Hoefer is another good example of both the acquisition and partnership parts of our growth strategy.  We seek to acquire franchises with good acceptance in the scientific community that we can then grow by developing new products and expanding distribution channels.  In addition, the continued and expanded partnership with Amersham gives us distribution reach we could not achieve on our own and gives Amersham a resource for new product development that is complementary to Amersham’s own efforts in the electrophoresis field.”

Acquisition and partnership are two parts of Harvard Bioscience’s three-part growth strategy of innovation, acquisition and partnership.  This three-part growth strategy is what has driven Harvard Bioscience’s compounded annual growth rate of revenues at approximately 40% and compounded annual growth rate of pro-forma earnings per share at approximately 24% over the last six years.

Harvard Bioscience expects this acquisition to be accretive to its pro-forma earnings per share.  However, due to the timing of the transaction the impact is expected to be minimal in 2003. In 2004 Harvard Bioscience expects the new Hoefer business to add revenues of approximately $7 million and pro-forma earnings per share of approximately $.01-.02.

Editor’s Notes:

About Electrophoresis

Electrophoresis is a widely used life science research technique to separate and purify both nucleic acids (DNA and RNA) and proteins.  The Hoefer business was founded in 1967 by Peter and Jacqueline Hoefer and has long been recognized as an innovator in electrophoresis products.  The US market for electrophoresis apparatus, gels and reagents is estimated at $112m (Phortech International 2000/2001).

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its direct sales force, its 1,000 page catalog (and various other specialty catalogs), and through its distributors, including Amersham Biosciences, PerkinElmer and Bruker Biosciences. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in Japan, France and Canada. For more information please visit www.harvardbioscience.com

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause Harvard Bioscience’s (HBIO) actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about HBIO’s goals and strategies, industry and business trends, management’s confidence or expectations, the effect of key technologies on the drug discovery process, the impact of recent or pending acquisitions, and HBIO’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the acquisition will not be accretive or will not generate revenues or earnings that management anticipates or that the development of new products will not be successful.  Other factors that may cause HBIO’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, but are not limited to, the HBIO’s failure to successfully integrate an acquired business or technology, to expand its product offering, to introduce new products or to commercialize new technologies, decreased demand for the HBIO’s products due to changes in customers’ needs, financial position, general economic outlook, or otherwise, uncertainties regarding the impact of acquisitions, product developments and other business strategies on HBIO’s financial condition, results of operations or stock price, as well as those factors set forth under the heading “Important Factors That May Affect Future Operating Results” in HBIO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as other risks described in the Company’s public filings or factors, if any, of which HBIO is not currently aware.  HBIO may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information.

Use of Non-GAAP Financial Information

HBIO believes that it is useful to investors to present both the pro forma results as well as the GAAP results, as the pro forma results approximate how HBIO measures the operating results internally.  Historically, pro forma results exclude one-time non-recurring charges, acquired in-process research and development expense, amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, one-time restructuring expenses and stock compensation expense, all net of tax.  These expenses result primarily from purchase accounting or from events that are not related to the underlying operations of the business.  Therefore, HBIO believes the presentation of the pro forma results provides investors with an enhanced understanding of the business.

The financial information provided in the pro forma presentation should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

Comparable GAAP earnings per share estimates are not accessible at this time as the purchase price allocations for this acqusition and for an acquisition made in the third quarter of 2003 have not been finalized.  HBIO is currently not able to estimate the impact of the associated acquisition related expenses on 2003 and 2004 GAAP EPS.  Such acquisition expenses may include, but are not limited to, acquired in-process research and development expense, restructuring and severance related expense and fair value adjustments which may significantly impact GAAP EPS.  Additionally HBIO is unable to estimate the additionally amortization expense related to amortization of intangibles that may result from these acquisitions.

Harvard Bioscience, Inc.
Reconciliation of Pro Forma Net Income to U.S. GAAP Net income
(in thousands, except per share data, unaudited)

For the Twelve Months Ending December 31	1997	1998	1999	2000	2001	2002

Pro Forma Net Income	1,224	1,466	2,689	2,393	4,392	5,421
Stock Compensation Expense	—	—	3,284	14,676	2,679	1,269
Amortization of Intangibles	—	27	368	604	1,744	1,543
Fair Value Adjustments						514
Acquired in-Process Research & Development					5,447	1,551
Restructuring/Severance and Related Costs					460	784
Arbitration Award and Certain Related Costs
Common Stock Warrant Interest	117	1,379	29,694	36,885
Preferred Stock Dividends	122	122	157	136
Income Tax Benefit (Expense)	—	11	1,237	(98)	730	977
GAAP Net Income (Loss)	985	(51)	(29,577)	(50,006)	(5,208)	737

Weighted Average Common Shares Diluted	17,500	15,287	17,082	18,459	26,382	27,598
Pro Forma Net Income Per Share	0.07	0.10	0.16	0.13	0.17	0.20
GAAP Net Income (Loss) Per Share	0.06	(0.01)	(5.28)	(6.25)	(0.20)	0.03

Weighted Average Common Shares Basic	7,406	5,599	5,599	8,005	25,785	27,090
GAAP Net Income (Loss) Per Share	0.13	(0.01)	(5.28)	(6.25)	(0.20)	0.03